Exhibit 99.3

VALENS PAY GLOBAL LIMITED

COMPENSATION COMMITTEE CHARTER

PURPOSE OF THE COMMITTEE

The purposes of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Valens Pay Global Limited, a Cayman Islands exempted company (together with its subsidiaries and affiliated entities, the “Company”) is to oversee the Company’s compensation structure and practices, including its executive compensation and incentive-compensation and equity-based plans, and to perform such further functions as may be consistent with this charter or assigned by applicable law, the Company’s memorandum and articles of association, as amended and restated from time to time, or the Board.

COMPOSITION OF THE COMMITTEE

The Committee shall consist of two or more directors as determined from time to time by the Board on the recommendation of the Nominating and Corporate Governance Committee. Each member of the Committee shall be qualified to serve on the Committee pursuant to the applicable rules of the stock market on which the Company’s shares are trading and any additional requirements that the Board deems appropriate. Composition of the Committee shall also comply with any other applicable laws and regulations.

The chairperson of the Committee (the “Chairperson”) shall be designated by the Board. Any vacancy on the Committee shall be filled by the Board. No member of the Committee shall be removed except by the Board.

MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less than once annually. The Chairperson shall preside at each meeting and, in the absence of the Chairperson, one of the other members of the Committee shall be designated as the acting chair of the meeting. The Chairperson, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary, provided, that the Chief Executive Officer of the Company may not be present during any portion of a Committee meeting in which deliberation or any vote regarding his or her compensation occurs.

Unless the Committee or the Board adopts other procedures, the provisions of the Company’s memorandum and articles of association, as amended and restated from time to time, applicable to meetings of Board committees will govern meetings of the Committee.

The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

Subject to the provisions of the Company’s memorandum and articles of association, as amended and restated from time to time, the Committee may delegate its authority to subcommittees or the Chairperson of the Committee when it deems it appropriate and in the best interests of the Company.

DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

(a) The Committee shall, at least annually, review and evaluate and, if necessary, revise the Company’s compensation policies or programs, or recommend that the Board amend these policies or programs if the Committee deems it appropriate.

(b) The Committee shall annually evaluate the performance of the Chief Executive Officer and each of the Company’s other executive officers in light of the goals and objectives of the Company’s compensation policies or programs, determine and approve the compensation of the Chief Executive Officer and other executive officers, including without limitation, salary, bonus and incentive compensation levels, deferred compensation, executive perquisites, equity compensation (including awards to induce employment), severance arrangements, change-in-control benefits and other forms of executive officer compensation. The Company’s management shall determine the compensation of all other employees of the Company and the Committee shall have the right to review the compensation of such employees and recommend any proposed changes to the management.

(c) The Committee shall, at least annually, review and evaluate the performance of the Company’s directors and recommend to the Board the compensation for the directors.

(d) The Committee shall review and evaluate the Company’s long-term incentive compensation, share option, employee pension and welfare benefit plans (subject, if applicable, to shareholder approval), including the review and recommendation of any equity-based incentive plans of the Company that are subject to Board approval.

(e) To perform such duties and responsibilities as may be assigned to the Committee under the terms of any compensation or other employee benefit plan, including any incentive- compensation or equity-based plan.

(f) To perform such other functions as assigned by law, the Company’s memorandum and articles of association, as amended and restated from time to time, or the Board.

EVALUATION OF THE COMMITTEE

The Committee shall report to the Board periodically. At least annually, the Committee shall evaluate its own performance and report to the Board on such evaluation. The Committee shall also periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee. The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee.

The Committee may select a compensation consultant, legal counsel or other adviser to the Committee only after taking into consideration all factors relevant to that person’s independence from management, including the following:

(a) The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

(b) The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

(c) The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

(d) Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

(e) Any share of the Company owned by the compensation consultant, legal counsel or other adviser; and

(f) Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

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